Exhibit 99.1

FOR IMMEDIATE RELEASE

Aberdene Confirms Positive New York Canyon Potential
Positive Assay Highlights Released

Las Vegas, Nevada, February 1, 2005 - Aberdene Mines Limited (OTCBB: ABRM) (the "Company") reports completion of its Phase One exploration program on the New York Canyon Copper project in Nevada.

This program consisted of two diamond drill holes into the Longshot Ridge oxide resource and one diamond drill hole into the Copper Queen porphyry resource. This was to confirm and expand both the Longshot Ridge copper oxide deposit and the Copper Queen porphyry deposit. Previous data was developed by such companies as Amax and Conoco where significant copper resources were established. The Longshot Ridge deposit is currently estimated at 17.0 million tons of 0.47% copper and the Copper Queen deposit is estimated at 242 million tons of 0.56% copper.

Drill hole 04-01 located on the Longshot Ridge deposit intersected 193 feet of 0.582% copper (Cu) and 0.500% copper oxide (CuO) (from 20 feet to 213 feet). Drill hole 04-01 was an angle hole and it was terminated at 213 feet due to poor ground conditions and ended in strong copper mineralization. The hole correlated with a previous vertical hole #92-04 which returned 160.0 ft of 0.620% copper (from 30 ft to 190 ft). As a result of ending in strong mineralization, the third drill hole was a vertical hole drilled on the Longshot Ridge that drilled to a depth of 940 feet. Drill hole 04-03 is currently in for assay at American Assay and Environmental Laboratory in Sparks, Nevada and will be reported as soon as it is released.

Drill hole 04-02 located on the Copper Queen porphyry deposit intersected 345 feet of 0.40% copper and .012% molybdenum (Mo.) (from 400 to 745 feet). The drill hole was an infill hole halfway between Conoco's hole #42 (1020 ft of 0.41% Cu, 0.012% Mo) and hole #44 (300 ft of 0.44% Cu, 0.004% Mo). Aberdene's drill hole 04-02 was drilled to confirm the continuity of the Conoco resource and establish a base line for an upcoming 2005 infill drill program.

Aberdene's 2004 exploration program also included completing over 57 miles of Magnetometer survey over the Copper Queen porphyry deposit area. Numerous strong anomalies are coincident to previously established Conoco resource data. There appears to be a good opportunity to continue to show potential for molybdenum, silver and gold credits in the porphyry system.

Aberdene intends to begin metallurgical testing on the Longshot Ridge deposit to establish the economic viability of an SX-EW extraction operation. As a result of the positive 2004 exploration program, Aberdene will accelerate exploration throughout 2005 and plans to add a second drill to expand the resource of both the Longshot Ridge and Copper Queen deposits.

Aberdene has successfully completed its first year commitment to acquire 100% of the New York Canyon project from Nevada Sunrise LLC.

About New York Canyon

Aberdene Mines Ltd.'s strategic land position is located in the New York Canyon area, Mineral County, Nevada. The Company has, under option from Nevada Sunrise LLC, the rights to explore both the unpatented and patented mineral claims representing approximately 4,890 acres comprising the New York Canyon Copper Project. The project is regionally located south of the old mining district of Santa Fe in the southeastern part of Mineral County, Nevada. The deposit is located seven miles east of the village of Luning and 32 road miles from the town of Hawthorne. Additionally, the property is about 5 miles SSE of the Santa Fe Gold Mine, a former heap leach mine operated by Homestake Mining Co.

Modern exploration activity in the area initially concentrated on the discovery of porphyry copper deposits and significant copper resources were established. In the 1970's, Amax Inc. and later Conoco Inc. both conducted significant exploration programs, which included the completion of 24 drill holes totaling 20,226 feet. These included 15 holes, which were drilled to test the Long Shot Ridge occurrence from which a mineral resource estimate of 13.2 million tons grading 0.55% copper was identified by Conoco Inc.

In 1991-92, the property and a 15% net smelter royalty were purchased by Kookaburra Gold Corp (Kookaburra). In 1992-93, Kookaburra drilled a total of 10 core holes (2,432 ft.), and 29 reverse circulation (5,327 ft.) in-fill holes drilled to verify Conoco's resource estimate for the Longshot Ridge deposit. These efforts were directed at developing a SX-EW (Solvent Extraction-Electro Winning) copper oxide operation. Acid soluble copper assays were performed and indicated in excess of 80% of the copper mineralization is potentially extractable by acid leaching.

The Longshot Ridge deposit is predominantly a copper oxide deposit, amenable to open pit mining and SX-EW extraction. In November 1993, as a result of Kookaburra's drilling, an independent consultant's report estimated the Longshot Ridge resource at 17.7 million tons at 0.57% copper. This would represent 201.8 million pounds of Gross In-Situ copper, and at a copper price of US $1.25/lb, this would have a gross value of US $252.3 million. Other untested prospects on the property may host further economic copper reserves.

Aberdene Mines believes that through this current exploration program the current resource estimate on the Longshot Ridge deposit can be significantly enlarged. Additionally, due to improved economics and current market conditions for the price of copper, the Longshot Ridge deposit and the New York Canyon copper project represent a significant near-term production asset for the Company.

On behalf of the Board of Directors

ABERDENE MINES LTD.

Brent Jardine, President

For more information contact:	Head Office Contact:
Investor Relations	101 Convention Centre Drive - Suite 700
Kirin Capital Corp.	Las Vegas, Nevada 89109
1-866-843-8911	T: (702) 939-5389
info@kirincapital.com	F: (702 221-0904

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.